Exhibit 5.1

December 15, 2025

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, North Carolina 27713

Ladies & Gentlemen:

We have acted as counsel to Humacyte, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of 5,725,190 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-290231), which was filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2025 (such registration statement, is herein referred to as the “Registration Statement”). The Shares are being issued pursuant to that certain Revenue Interest Purchase Agreement, dated as of May 12, 2023 (as amended to date, the “Purchase Agreement”), by and among the Company, Humacyte Global, Inc., a wholly owned subsidiary of the Company, and TPC Investments III LP and TPC Investment Solutions LP (collectively, the “Purchasers”), and Hook SA LLC, as agent for the Purchasers.

We have reviewed:

(i)	the Purchase Agreement;

(ii)	the Registration Statement;

(iii)	the prospectus, consisting of a base prospectus, dated September 22, 2025 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated December 15, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, filed with the Commission on December 15, 2025, pursuant to Rule 424(b) under the Securities Act; and

(iv)	such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed that the Shares have been or will be duly registered on the books of the transfer agent and registrar of the Common Stock in the name and on behalf of the Purchasers. We have assumed further that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”) with respect to the Shares. We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when duly issued and sold as contemplated in the Registration Statement and in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof relating to the offering of the Shares. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP

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